Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 25, 2022 on our audit of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”) as of and for the year ended December 31, 2021, which report was included in the Annual Report on Form 10-K of the Company filed May 16, 2023, in the Company’s Registration Statements on Form S-8 (Registration Nos. 333-264738, 333-191560, 333-206341, 333-217393 and 333-219487).

Our report on the 2021 consolidated financial statements indicates that we were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the errors described in Note 16 to the financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

May 16, 2023